Exhibit 10.1

Amendment to the Fourth Amended and Restated Revlon, Inc. Stock Plan
September 5, 2019
The last sentence of Section 1.2(a) of the Fourth Amended and Restated Revlon, Inc. Stock Plan (“Stock Plan”) is hereby amended and restated as follows:
To the extent permitted by applicable law, the Committee may delegate to any officer of Revlon the authority to grant options, restricted stock and restricted stock units (each as defined below) to officers or employees of the Company who are not subject to Section 16 of the Exchange Act, or the limitations of Code section 162(m).
Section 2.8(h) of the Stock Plan is hereby amended and restated as follows:
(h) Notwithstanding any other provision of the Plan (but except as otherwise provided in this subsection (h)), Awards other than options and stock appreciation rights shall vest (i.e., become nonforfeitable) over a minimum period of two years; provided that (i) in the event of a Reorganization Event (as defined in Section 3.11(a)) or, in respect of such an Award to any grantee, in the event of the grantee's death, disability, involuntary termination by the Company without cause, or retirement, no such minimum vesting period shall be required, (ii) to the extent vesting in such an Award is conditioned upon the achievement of one or more performance goals, the Award shall vest over a minimum period of one year (rather than over a minimum period of three years), and (iii) subject to Section 3.5 (relating to adjustments upon changes in capitalization), as of any date, the total number of shares of Common Stock with respect to which Awards may be made under this Section 2.8(h) without minimum vesting requirements shall not exceed (A) 906,500 shares (1) less the sum (without duplication) of (a) the number of shares subject to outstanding Awards granted pursuant to this clause (iii) or parts thereof not vested pursuant to the lapse of restrictions, (b) the number of shares subject to Awards granted pursuant to this clause (iii) or parts thereof which are canceled by the Committee and for which cash is paid in respect thereof pursuant to Section 2.8(f), and (c) the number of shares subject to Awards granted pursuant to this clause (iii) or parts thereof which have vested pursuant to the lapse of restrictions, (2) plus (a) the number of shares subject to Awards granted pursuant to this clause (iii) or parts thereof not vested pursuant to the lapse of restrictions which are canceled without payment of cash or other consideration in connection with termination of the grantee's employment, services or otherwise and (b) shares of Common Stock withheld by the Company for taxes upon vesting of any such Awards granted pursuant to this clause (iii)). For purposes of this subsection (h), vesting over a two-year period or one-year period (as the case may be) may include periodic vesting determined by the Committee over such period if the rate of such vesting is proportional throughout such period; provided, however, that, other than Awards granted under clause (iii) of this Section 2.8(h), Awards other than options and stock appreciation rights may not include periodic vesting thereunder for any interval of less than one year.